Prospectus Supplement
(To Prospectus dated July 21, 1997)

3,500,000 Shares


[McDonnell Douglas Logo]


Common Stock
(par value $1.00 per share)

All of the shares of Common Stock, par value $1.00 per share (the "Common Stock"), offered hereby (the "Shares") are being sold by McDonnell Douglas Corporation ("McDonnell Douglas" or the "Company").

The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "MD". On July 24, 1997, the last reported sale price of the Common Stock, as reported on the NYSE Composite Transactions Tape, was $77.31 per share.

McDonnell Douglas has entered into an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among The Boeing Company ("Boeing"), West Acquisition Corp., a wholly-owned subsidiary of Boeing ("Sub"), and McDonnell Douglas, which provides for the merger of Sub with and into McDonnell Douglas (the "Merger"), with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing. The closing of the sale of Shares offered hereby is conditioned upon approval of the Merger by the shareholders of McDonnell Douglas and approval of the issuance of shares of common stock, par value $5.00 per share of Boeing ("Boeing Common Stock") pursuant to the Merger in accordance with the terms of the Merger Agreement (the "Share Issuance") by the shareholders of Boeing. In addition, the Shares offered hereby will not be issued unless McDonnell Douglas believes that all of the other conditions to the consummation of the Merger have been or will be satisfied or waived (where permissible). Subject to the terms and conditions of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger will be converted in the Merger into 1.3 shares of Boeing Common Stock. Cash will be paid in lieu of any fractional shares of Boeing Common Stock. See "THE MERGER" in the accompanying Prospectus and Section 8, "THE MERGER" in the Joint Proxy Statement/Prospectus incorporated by reference herein.

See "Risk Factors" on page S-2 for a discussion of certain factors that should be considered by prospective investors in the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                    Price to         Underwriting     Proceeds to
                    Public           Discount (1)     McDonnell Douglas (2)
--------------------------------------------------------------------------------
Per Share           $77.25           $0.78            $76.47
--------------------------------------------------------------------------------
Total               $270,375,000     $2,730,000       $267,645,000
--------------------------------------------------------------------------------

(1) McDonnell Douglas has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933 (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by McDonnell Douglas, estimated to be $142,784.

The shares of Common Stock offered hereby are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. It is expected that delivery of the Shares will be made against payment therefor on or about July 30, 1997 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.




J.P. Morgan & Co.

July 25, 1997

                                Table of Contents

                                                                          Page
                              Prospectus Supplement
Merger Status    .......................................................  S-2
Risk Factors  ..........................................................  S-2
Underwriting  ..........................................................  S-3
Legal Matters    .......................................................  S-4

                                   Prospectus
Cautionary Statement   .................................................    2
Available Information  .................................................    2
Incorporation of Certain Documents by Reference   ......................    3

                                                                          Page
McDonnell Douglas   ....................................................    4
Boeing  ................................................................    4
The Merger    ..........................................................    4
Use of Proceeds  .......................................................    5
Description of the Common Stock    .....................................    5
Plan of Distribution   .................................................    5
Legal Matters    .......................................................    6
Experts    .............................................................    6

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING."

                                 ---------------

                                  Merger Status

McDonnell Douglas and Boeing have each scheduled special meetings of their shareholders for July 25, 1997. At the respective shareholder meetings, the McDonnell Douglas shareholders will vote on a proposal to approve the Merger and the Boeing shareholders will vote on a proposal to approve the Share Issuance. The closing of the sale of the Shares offered hereby is conditioned upon approval of the Merger by the shareholders of McDonnell Douglas and approval of the Share Issuance by the shareholders of Boeing. In addition, the Shares offered hereby will not be issued unless McDonnell Douglas believes that all of the other conditions to the consummation of the Merger have been or will be satisfied or waived (where permissible). See Section 8, "THE MERGER" in the Joint Proxy Statement/Prospectus incorporated by reference herein. While McDonnell Douglas believes that all of the conditions to the consummation of the Merger have been or will be satisfied or waived (where permissible), there can be no assurance that the Merger will be approved by the shareholders of McDonnell Douglas, that the Share Issuance will be approved by the shareholders of Boeing or that the Merger will be consummated. If the Merger were not to be consummated, the trading price of the Common Stock would likely decline from current levels. See "RISK FACTORS."

                                  Risk Factors

Consummation of the Merger. The offering being made hereby is not conditioned on the consummation of the Merger. The obligations of Boeing and McDonnell Douglas to effect the Merger are subject, among other things, to the fulfillment of certain conditions, including without limitation: (i) approval of the Merger by the requisite vote of the shareholders of McDonnell Douglas and approval of the Share Issuance by the requisite vote of the shareholders of Boeing; (ii) there not having been issued or in effect any provision of any applicable law or regulation or any executive order, decree, ruling or injunction prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement; (iii) the obtaining of all approvals required to be obtained by McDonnell Douglas and Boeing, except where the failure to obtain such approvals would not have a Material Adverse Effect (as defined in Section 4.1 of the Merger Agreement) on Boeing or McDonnell Douglas, as the case may be; (iv) the effectiveness of the registration statement of Boeing on Form S-4 registering the shares of Boeing Common Stock to be issued in the Merger and the absence of a stop order suspending such effectiveness; (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Boeing Common Stock constituting the Share Issuance; (vi) each of Boeing and McDonnell Douglas having received a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests; and (vii) McDonnell Douglas and Boeing having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, relating to certain tax matters.

The approvals mentioned in (iii) above include a review under European competition law by the Merger Task Force of the European Commission. On July 23, 1997, the Merger received a positive opinion (but not final approval) from the European Commission, following the acceptance by Boeing of certain conditions designed to address European Commission concerns regarding the Merger. Pursuant to procedures and rules normally applicable, review of the Merger by the European Commission must be completed on or before July 31, 1997 and is currently expected to be completed on July 30, 1997. There can be no assurances that European antitrust clearance will be obtained or regarding the extent or scope of any concessions that may be sought. See Section 5, "RISK FACTORS--Necessity of Receiving Governmental and Regulatory Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions" and Section 8(m), "THE MERGER--Governmental and Regulatory Approvals" in the Joint Proxy Statement/Prospectus incorporated herein by reference.

There can be no assurance that the Merger will be consummated. If the Merger is not consummated, purchasers of the Shares offered hereby will remain holders of the Common Stock--a security with investment characteristics that may be significantly different from those of Boeing Common Stock. Among other things, the trading price of the Common Stock would likely decline from current levels if the Merger is not consummated. See Section 5, "RISK FACTORS" in the Joint Proxy Statement/Prospectus incorporated by reference herein.

Additional Risk Factors. For a discussion of additional risk factors that should be considered by prospective investors in the Shares, see Section 5, "Risk Factors" in the Joint Proxy Statement/Prospectus incorporated by reference herein.


                                  Underwriting

Under the terms and subject to the conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") between McDonnell Douglas and J.P. Morgan Securities Inc. ("J.P. Morgan" or the "Underwriter"), McDonnell Douglas has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the Shares.

Under the terms and conditions of the Underwriting Agreement, the Underwriter is obligated to take and pay for all the Shares, if any are taken.

The Underwriter proposes initially to offer the Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of $0.47 per share. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the Shares are released for sale to the public, the offering price and such concessions may be changed.

McDonnell Douglas has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. Boeing has separately agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position. In addition, the Underwriter may bid for, and purchase, shares of the Common Stock in the open market to cover short positions or to stabilize the price of the Common Stock. Finally, the Underwriter may reclaim selling concessions allowed for distributing the Common Stock in the offering, if the Underwriter repurchases previously distributed Common Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

J.P. Morgan was retained by McDonnell Douglas as financial advisor in connection with the proposed Merger. For services rendered, McDonnell Douglas has paid J.P. Morgan $2,400,000 and, upon consummation of the Merger will pay J.P. Morgan an additional $15,850,000. McDonnell Douglas has also agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its advisory services, including the fees and disbursements of outside counsel and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws. The Underwriter has provided from time to time, and is expected to provide in the future, investment banking and other financial services to McDonnell Douglas and certain of its affiliates have engaged and may in the future engage in commercial transactions in the ordinary course of business with McDonnell Douglas. In the ordinary course of business, affiliates of J.P. Morgan may actively trade the debt and equity securities of McDonnell Douglas or Boeing for their own accounts or for accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

                                  Legal Matters

The validity of the Shares offered hereby will be passed upon for McDonnell Douglas by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed upon for McDonnell Douglas by F. Mark Kuhlmann, Senior Vice President and General Counsel of McDonnell Douglas. Mr. Kuhlmann owns and has other interests in shares of the Common Stock. See Section 8(i), "THE MERGER--Interests of Certain Persons in the Transaction" in the Joint Proxy Statement/Prospectus incorporated by reference herein and the section entitled "Ownership of MDC Stock" in the McDonnell Douglas Proxy Statement incorporated by reference in the McDonnell Douglas Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein. Certain additional legal matters will be passed upon for McDonnell Douglas by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain other legal matters will be passed upon by Theodore J. Collins, Senior Vice President and General Counsel of Boeing. Skadden, Arps, Slate, Meagher & Flom LLP and Mr. Kuhlmann will rely as to certain matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll and Mr. Collins may rely as to certain matters on the opinion of other counsel.

Prospectus

3,500,000 Shares


[McDonnell Douglas Logo]


Common Stock
(par value $1.00 per share)

This Prospectus relates to 3,500,000 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of McDonnell Douglas Corporation ("McDonnell Douglas" or the "Company"), which may be offered by McDonnell Douglas from time to time.

The Shares will be sold through underwriters, brokers, dealers, or agents or directly by McDonnell Douglas. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any underwriters, brokers, dealers or agents involved in the offering and the compensation, if any, of such underwriters, brokers, dealers or agents will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The net proceeds to McDonnell Douglas from such sale will also be set forth in the applicable Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

The Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange ("PSE") under the trading symbol "MD."

This Prospectus may not be used to consummate sales of Shares unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                  The date of this Prospectus is July 21, 1997

                              Cautionary Statement

When used in this Prospectus or the documents incorporated by reference herein with respect to McDonnell Douglas, the words "estimate," "project," "intend," "expect," "would likely" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" that is in the McDonnell Douglas 1996 Annual Report to shareholders and that is incorporated by reference in the McDonnell Douglas Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and those risks, uncertainties and risk factors identified in the McDonnell Douglas Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on April 17, 1996. McDonnell Douglas does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

When used in this Prospectus or the documents incorporated by reference herein with respect to The Boeing Company ("Boeing"), the words "estimate," "project," "intend," "expect," "would likely" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Results of Operations, Financial Condition and Business Environment" that is in the Boeing 1996 Annual Report to shareholders and that is incorporated by reference in the Boeing Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Boeing does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                              Available Information

McDonnell Douglas is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including McDonnell Douglas) that file electronically with the Commission (http://www.sec.gov). The Common Stock is listed on the NYSE and the PSE and reports, proxy statements and other information relating to McDonnell Douglas can be inspected at the NYSE, 20 Broad Street, New York, New York 10005 or the PSE, 301 Pine Street, San Francisco, California 94104.

McDonnell Douglas has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), relating to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

Boeing is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including Boeing) that file electronically with the Commission (http://www.sec.gov). The common stock, par value $5.00 per share of Boeing ("Boeing Common Stock") is listed on the NYSE and reports, proxy statements and other information relating to Boeing can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.


                 Incorporation of Certain Documents by Reference

The following documents previously filed by McDonnell Douglas or Boeing with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:


     (1) the Boeing and McDonnell Douglas Joint Proxy Statement/Prospectus dated June 20, 1997 (the "Joint Proxy Statement/Prospectus") (other than the information contained under the captions "BOEING SPECIAL MEETING" and "MCDONNELL DOUGLAS SPECIAL MEETING");


     (2) the McDonnell Douglas Proxy Statement on Schedule 14A dated March 17, 1997 (File No. 1-3685);


     (3) the McDonnell Douglas Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-3685);


     (4) the McDonnell Douglas Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-3685);


     (5) the McDonnell Douglas Current Reports on Form 8-K dated July 3, 1997 (File No. 1-3685) and July 17, 1997 (File No. 1-3685);


     (6) the description of the Common Stock contained in McDonnell Douglas' Registration Statement on Form 10 filed under the Exchange Act, as amended under cover of Form 8 on March 10, 1981 (File No. 1-3685), and as supplemented by the description of such Common Stock contained under the following captions: (i) "Proposal to Amend MDC's Charter" in the McDonnell Douglas proxy statement dated March 20, 1984, (ii) "Proposal to Amend Indemnification Bylaw" in the McDonnell Douglas proxy statement dated March 20, 1985, (iii) "Proposal to Amend Article Fifth of MDC's Charter to Classify the Board of Directors with Staggered Terms of Office and Certain Other Matters" in the McDonnell Douglas proxy statement dated March 24, 1986, (iv) "Amendment of MDC's Charter to Reduce the Shareholder Vote Required for Certain Amendments to the Charter from Two-Thirds Majority to a Majority of the Outstanding Shares Entitled to Vote" in the McDonnell Douglas proxy statement dated March 17, 1987, and (v) "Amendment of MDC's Charter to Limit Directors' and Officers' Liability" in the McDonnell Douglas proxy statement dated March 21, 1988;


     (7) the description of the McDonnell Douglas Preferred Stock Purchase Rights contained in the McDonnell Douglas Registration Statement on Form 8-A filed under the Exchange Act on August 6, 1990 (File No. 1-10592), as supplemented by the description of the Amended and Restated Rights Agreement in the McDonnell Douglas Current Report on Form 8-K filed with the Commission on June 3, 1996;


     (8) the Boeing Proxy Statement on Schedule 14A dated March 10, 1997 (File No. 1-442);


     (9) the Boeing Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-442);


     (10) the Boeing Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-442);


     (11) the Boeing Current Report on Form 8-K dated July 1, 1997 (File No. 1-442);


     (12) the Boeing Registration Statement on Form 10 (Registration No. 1-442) with respect to Boeing Common Stock and filed with the Commission on April 20, 1935, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such registration; and


     (13) the description of the rights to purchase shares of Boeing's Series A Junior Participating Preferred Stock, without par value, contained in the Boeing Registration Statement on Form 8-A dated July 30, 1987 (File No. 1-442). Boeing's stockholder rights plan (the "Boeing Rights Plan") expires on August 7, 1997, and the Board of Directors of Boeing has stated that it currently intends to permit the Boeing Rights Plan to expire in accordance with its terms and not to replace it.


All documents filed by McDonnell Douglas and Boeing pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.


Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorpo-rated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

McDonnell Douglas and Boeing will provide a copy of any or all documents which have been or may be incorporated by reference in this Prospectus (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein) without charge to each person to whom this Prospectus is delivered, upon written or oral request to, in the case of documents relating to McDonnell Douglas, McDonnell Douglas Corporation, Attn: Shareholder Services, Mail Code S1001240, P.O. Box 516, St. Louis, Missouri 63166-0516, telephone (314) 232-6283 and, in the case of documents relating to Boeing, Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Stop 3T-33, Seattle, Washington 98124-2207, telephone (206) 393-4964.


                                McDonnell Douglas

McDonnell Douglas is principally engaged in the research, development and manufacturing of aerospace, commercial and military avionics, and defense electronics products. McDonnell Douglas, its divisions and its subsidiaries operate principally in four industry segments: military aircraft; missiles, space, and electronic systems; commercial aircraft; and financial services and other. The military aircraft segment accounted for 57%, the missiles, space, and electronic systems segment 16%, the commercial aircraft segment 24%, and the financial services and other segment 3%, in each case, of operating revenues for the year ended December 31, 1996. Operations in the first two industry segments are conducted primarily by McDonnell Douglas Aerospace and by Military Transport Aircraft, unincorporated operating divisions of McDonnell Douglas, which are engaged in design, development, production, and support of military transport aircraft, attack and fighter aircraft and training systems, military and commercial helicopters and ordnance, tactical missiles, satellite launching vehicles, space station design and development and space station shuttle payload integration, and defense electronic components and systems. Operations in the commercial aircraft segment are conducted by Douglas Aircraft Company ("DAC"), an unincorporated operating division of McDonnell Douglas, which designs, develops, produces, modifies and sells commercial transport aircraft and related spare parts and support services. Through its McDonnell Douglas Financial Services Corporation subsidiary, McDonnell Douglas is engaged in aircraft financing and commercial equipment leasing. McDonnell Douglas' subsidiary, McDonnell Douglas Realty Company, is a full-service developer and property manager in the commercial real estate market as well as for McDonnell Douglas' aerospace business. The mailing address of the principal executive offices of McDonnell Douglas is Post Office Box 516, St. Louis, Missouri, 63166-0516; its telephone number is (314) 232-0232. McDonnell Douglas was incorporated in Maryland in 1939 under the name McDonnell Aircraft Corporation. On April 19, 1967, its shareholders approved the merger with DAC and the name of the corporation was changed to McDonnell Douglas Corporation.


                                     Boeing

Boeing is one of the world's major aerospace firms. Boeing operates in two principal industries: commercial aircraft, and defense and space. Commercial aircraft operations--conducted through Boeing Commercial Airplane Group--involve development, production and marketing of commercial jet aircraft and providing related support services to the commercial airline industry worldwide. Defense and space operations--conducted through Boeing Defense & Space Group--involve research, development, production, modification and support of military aircraft and helicopters and related systems, space and missile systems, rocket engines, and information services, primarily through U.S. government contracts. Approximately 75% of Boeing's 1996 revenues were attributable to the commercial aircraft segment, and 25% were attributable to the defense and space segment. The mailing address and telephone number of the principal executive offices of Boeing are 7755 East Marginal Way South, Seattle, Washington 98108 and (206) 655-2121. Boeing was originally incorporated in Washington in 1916 and was reincorporated in Delaware in 1934.


                                   The Merger

McDonnell Douglas has entered into an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp., a wholly-owned subsidiary of Boeing ("Sub"), and McDonnell Douglas, which provides for the merger of Sub with and into McDonnell Douglas (the "Merger"), with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing. The closing of the sale of Shares offered hereby is conditioned upon approval of the Merger by the shareholders of McDonnell Douglas and approval of the issuance of Boeing common stock by the shareholders of Boeing. In addition, the Shares offered hereby will not be issued unless McDonnell Douglas believes that all of the other conditions to the consummation of the Merger have been or will be satisfied or waived (where permissible). If, however, the Merger is not consummated, purchasers of the Shares offered hereby will remain holders of the Common Stock. The Shares offered hereby will be issued after the record date for determining the holders of shares of Common Stock entitled to vote at the special meeting of McDonnell Douglas shareholders called to approve the Merger. As a result, the Shares offered hereby will not be entitled to vote at the special meeting. Subject to the terms and conditions of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger will be converted in the Merger into 1.3 shares of Boeing Common Stock. Cash will be paid in lieu of any fractional share of Boeing Common Stock. See Section 8, "THE MERGER" in the Joint Proxy Statement/Prospectus incorporated by reference herein.

Subject to shareholder approval and the other conditions specified in the Merger Agreement, it is currently anticipated that the Merger will be consummated on August 1, 1997. Either Boeing or McDonnell Douglas may terminate the Merger Agreement if the Merger shall not have been consummated on or before December 31, 1997.


                                 Use of Proceeds

Except as otherwise described in the applicable Prospectus Supplement, McDonnell Douglas intends to use the net proceeds from the sale of the Shares for general corporate purposes. If the Merger is consummated, the net proceeds from the sale of the Shares may be used for general corporate purposes of Boeing. The principal reason for the offering is to facilitate the treatment of the Merger as a pooling of interests.


                         Description of the Common Stock

The description of the Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to McDonnell Douglas' Articles of Amendment and Restatement of the Charter of McDonnell Douglas (the "McDonnell Douglas Charter").

McDonnell Douglas is authorized to issue 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), 1,000,000 shares of which are classified as Series A Junior Participating Preferred Stock, and 400,000,000 shares of the Common Stock.

The McDonnell Douglas Board of Directors (the "Board of Directors") may provide for the issuance of Preferred Stock in one or more series and, to the extent permitted by law, may establish different preferences, rights, restrictions (including restrictions on transferability) and qualification for each series.

No shares of Preferred Stock are issued and outstanding. The 1,000,000 shares of Series A Junior Participating Preferred Stock are reserved for issuance upon exercise of the preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 2, 1990, amended as of January 3, 1995 and amended and restated as of May 31, 1996 (the "Rights Agreement"), between McDonnell Douglas and First Chicago Trust Company of New York. The Shares will have Rights attached thereto. However, McDonnell Douglas has agreed in the Merger Agreement that it will amend the Rights Agreement such that the "Final Expiration Date" (as defined in the Rights Agreement) shall occur immediately prior to the consummation of the Merger.

The Common Stock (i) subject to the preferences and rights of the Preferred Stock, is entitled to dividends and other distributions authorized thereon by the Board of Directors, (ii) is entitled to receive any balance remaining in case of dissolution, liquidation or winding up of McDonnell Douglas after satisfying the prior rights of creditors and all series of Preferred Stock, and
(iii) is entitled to the exclusive voting power for the election of directors and for all other corporate purposes, except as the Board of Directors may have established in respect of one or more series of Preferred Stock at the time outstanding. The Board of Directors is divided into three classes, each of which is composed as nearly as possible of one-third of the directors. Holders of the Common Stock (i) are entitled to one vote per share on all matters submitted to a vote of shareholders and (ii) have no preemptive rights or cumulative voting rights. See Section 12, "COMPARISON OF THE RIGHTS OF HOLDERS OF BOEING COMMON STOCK AND MCDONNELL DOUGLAS COMMON STOCK" in the Joint Proxy Statement/Prospectus incorporated by reference herein.


                              Plan of Distribution

McDonnell Douglas may sell the Shares being offered hereby, to or through underwriters or dealers, directly to other purchasers, or through agents. The Prospectus Supplement with respect to the Shares will set forth the terms of the offering of the Shares, including the name or names of any underwriters, dealers or agents, the price of the offered Shares and the


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net proceeds to McDonnell Douglas from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Shares may be listed.

If underwriters are used in the sale, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Shares will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any Shares in respect of which this Prospectus is delivered, McDonnell Douglas will sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

Shares may be sold directly by McDonnell Douglas to one or more institutional purchasers, or through agents designated by McDonnell Douglas from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the Shares will be named, and any commissions payable by McDonnell Douglas to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of the Shares, underwriters, agents or dealers may receive compensation from McDonnell Douglas or from purchasers of Shares for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them from McDonnell Douglas and any profit on the resale of the Shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Agents, dealers, and underwriters may be entitled under agreements entered into with McDonnell Douglas to indemnification by McDonnell Douglas against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, McDonnell Douglas in the ordinary course of business.


                                  Legal Matters

The validity of the Shares offered hereby will be passed upon for McDonnell Douglas by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.


                                     Experts

The consolidated financial statements and related financial statement schedule incorporated in this Registration Statement by reference to The Boeing Company Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein and have been incorporated by reference in the Registration Statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of McDonnell Douglas incorporated by reference in McDonnell Douglas' Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated therein by reference and incorporated herein by reference, such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


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